Exhibit 10.21(c)

Amendment No. 2 to the
Agreement for Management Advisory Services

     This Amendment No. 2 dated as of June 30, 2003 (the “Amendment”) to the Agreement for Management Advisory Services dated as of February 10, 1999 (the “Advisory Agreement”) between Aames Financial Corporation, a Delaware corporation (the “Company”) and Equifin Capital Management, LLC, a Delaware limited liability company (the “Advisor”).

     WHEREAS, Aames Capital Corporation, a wholly-owned subsidiary of the Company (“Aames Capital”) is entering into that certain Loan and Security Agreement dated as of May 29, 2003 (the “Loan Agreement”) between Aames Capital and Greenwich Financial Capital Products L.P. (“Greenwich”) in which Greenwich will provide a loan secured by certain assets of Aames Capital and guaranteed by the Company and guaranteed up to $10 million by Capital Z Financial Services Fund II, L.P., an affiliate of the Advisor;

     WHEREAS in connection with the Loan Agreement, the Company has used the advisory services of Advisor since February 1999 and desires to retain the advisory services of the Advisor and the Advisor is willing to render such services as set forth in this Amendment.

     WHEREAS, the Company and the Advisor have agreed to amend the Advisory Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Amendment, the parties agree as follows:

     SECTION 1. Effective as of June 30, 2003, Section 2 of the Advisory Agreement is hereby amended by deleting Section 2 in its entirety and replacing it with the following:

     2. Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until the earlier of (i) February 10, 2009 and (ii) such date as is mutually agreed to by the parties hereto as the termination date for the services provided hereunder. Notwithstanding the foregoing, the Term may be terminated earlier in accordance with Section 8 hereof or may be extended by mutual consent of the parties.

     SECTION 2. Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Advisory Agreement.

     SECTION 3. Limited Effect. Except as amended hereby, the Advisory Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Advisory Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Advisory Agreement, any reference in any of such items to the Advisory Agreement being sufficient to refer to the Advisory Agreement as amended hereby.

     SECTION 4. Representations. The Company hereby represent to the Advisor that as of the date hereof, the Company is in full compliance with all of the terms and conditions of the Advisor Agreement.

     SECTION 5. Governing Law. This Amendment shall be construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.

     SECTION 6. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Advisor have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

AAMES FINANCIAL CORPORATION
(Company)

By:____________________________________
Name: Ronald J. Nicolas, Jr.
Title: Executive Vice President, Finance and Chief Financial Officer

EQUIFIN CAPITAL MANAGEMENT, LLC
(Advisor)

By:_____________________________________
Name: Mani A. Sadeghi
Title: